Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FIRST QUARTER 2026 RESULTS

TINTON FALLS, NJ – May 7, 2026 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the first quarter 2026.

First Quarter 2026 Highlights

•	GAAP net loss applicable to common stockholders of $2.0 million, or $0.05 per share.
•	Earnings available for distribution (“EAD”) attributable to common stockholders of $5.3 million, or $0.14 per diluted share.
•	Common book value per share of $3.23 at March 31, 2026.
•	Declared regular common dividend of $0.10 per share; annualized common dividend yield was 15.5% based on the closing sale price of the Company’s common stock as reported by the NYSE on May 6, 2026.
•	Aggregate portfolio leverage stood at 5.5x at March 31, 2026.
•	As of March 31, 2026, the Company had unrestricted cash of $46.7 million.

“The first quarter was marked by unprecedented geopolitical actions that created significant volatility, and our team reacted quickly and decisively to protect shareholder interests and mitigate risk,” said Jay Lown, President and CEO of Cherry Hill Mortgage Investment Corporation. “While we are encouraged by the stabilization we saw in April, we remain focused on thoughtfully and proactively managing our diversified portfolio of RMBS and MSRs as uncertainty persists.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the first quarter of 2026 of $2.0 million, or $0.05 per basic and diluted weighted average common share outstanding. Reported GAAP net loss was determined based primarily on the following: $4.5 million of net interest income, $7.9 million of net servicing income, a net realized loss of $0.1 million on derivatives, a net unrealized loss of $12.4 million on RMBS measured at fair value through earnings, a net unrealized gain of $6.1 million on derivatives, a net unrealized loss of $1.4 million on investments in Servicing Related Assets, and general and administrative expenses and compensation and benefits in the aggregate amount of $3.3 million.

Earnings available for distribution attributable to common stockholders for the first quarter of 2026 were $5.3 million, or $0.14 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended
	March 31, 2026	December 31, 2025
	(unaudited)	(unaudited)
Income
Interest income	$15,850	$15,838
Interest expense	11,394	12,628
Net interest income	4,456	3,210
Servicing fee income	10,219	10,629
Servicing costs	2,289	2,481
Net servicing income	7,930	8,148
Other income (loss)
Realized loss on derivatives, net	(70)	(1,939)
Unrealized gain (loss) on RMBS, measured at fair value through earnings, net	(12,436)	6,560
Unrealized gain (loss) on derivatives, net	6,121	(361)
Unrealized loss on investments in Servicing Related Assets	(1,361)	(3,857)
Total Income	4,640	11,761
Expenses
General and administrative expense	1,693	1,544
Compensation and benefits	1,579	1,740
Total Expenses	3,272	3,284
Income Before Income Taxes	1,368	8,477
Provision for corporate business taxes	939	619
Net Income	429	7,858
Net income allocated to noncontrolling interests in Operating Partnership	(6)	(130)
Dividends on preferred stock	(2,391)	(2,436)
Net Income (Loss) Applicable to Common Stockholders	$(1,968)	$5,292
Net Income (Loss) Per Share of Common Stock
Basic	$(0.05)	$0.14
Diluted	$(0.05)	$0.14
Weighted Average Number of Shares of Common Stock Outstanding
Basic	36,593,018	36,593,018
Diluted	36,593,018	36,630,066

Dollar amounts in thousands, except per share amounts.

Net unrealized loss on the Company’s RMBS portfolio classified as available-for-sale that are reported in accumulated other comprehensive income was approximately $2.4 million.

	Three Months Ended
	March 31, 2026	December 31, 2025
	(unaudited)	(unaudited)
Net Income	$429	$7,858
Other comprehensive income (loss):
Unrealized gain (loss) on RMBS, available-for-sale, net	(2,442)	1,173
Net other comprehensive income (loss)	(2,442)	1,173
Comprehensive income (loss)	$(2,013)	$9,031
Comprehensive (income) loss attributable to noncontrolling interests in Operating Partnership	29	(142)
Dividends on preferred stock	(2,391)	(2,436)
Comprehensive income (loss) attributable to common stockholders	$(4,375)	$6,453

Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended March 31, 2026

The Company realized net servicing fee income of $7.9 million, net interest income of $4.5 million and other loss of $7.7 million, primarily related to an unrealized loss on RMBS and an unrealized loss on investments in Servicing Related Assets, partially offset by an unrealized gain on derivatives. The unpaid principal balance for the MSR portfolio stood at $15.6 billion as of March 31, 2026 and the carrying value of the MSR portfolio ended the quarter at $213.5 million. Net interest spread for the RMBS portfolio stood at 2.90% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 5.5x.

The RMBS portfolio had a book value and carrying value of approximately $1.2 billion at quarter-end March 31, 2026.  The portfolio had a weighted average coupon of 4.98% and weighted average maturity of 27 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, TBAs, Treasury futures and Eris SOFR swap futures. At quarter end March 31, 2026, the Company held interest rate swaps with a notional amount of $833.7 million, TBAs with a notional amount of ($384.3) million, Treasury futures with a notional amount of $6.0 million and Eris SOFR swap futures with a notional amount of ($59.5) million.

As of March 31, 2026, Cherry Hill’s GAAP book value was $3.23 per diluted share, net of the first quarter dividend.

Dividends

On March 12, 2026, the Board of Directors declared a quarterly dividend of $0.10 per share of common stock for the first quarter of 2026. The dividend was paid in cash on April 30, 2026 to common stockholders of record as of the close of business on March 31, 2026. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and a dividend of $0.5978 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the first quarter 2026. The dividends were paid in cash on April 15, 2026 to Series A and B Preferred stockholders of record as of the close of business on March 31, 2026.

Earnings Available for Distribution

Earnings available for distribution (“EAD”) is a non-GAAP financial measure that we define as GAAP net income (loss), excluding realized gain (loss) on RMBS, unrealized gain (loss) on RMBS measured at fair value through earnings, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax expense (benefit) on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized gain (loss) on derivatives, net” on the consolidated statements of income (loss). EAD is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on our preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. We believe providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into our ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for our GAAP net income (loss) or as a measure of our liquidity. While EAD is one indicia of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income to EAD for the three months ended March 31, 2026 and December 31, 2025.

	Three Months Ended
	March 31, 2026	December 31, 2025
	(unaudited)	(unaudited)
Net Income	$429	$7,858
Realized loss on derivatives, net ¹	4,297	6,497
Unrealized loss (gain) on RMBS, measured at fair value through earnings, net	12,436	(6,560)
Unrealized loss (gain) on derivatives, net	(6,121)	361
Unrealized gain on investments in MSRs, net of estimated MSR amortization	(4,981)	(3,053)
Tax expense on realized and unrealized gain on MSRs	1,704	1,307
Total EAD:	$7,764	$6,410
EAD attributable to noncontrolling interests in Operating Partnership	(113)	(92)
Dividends on preferred stock	(2,391)	(2,436)
EAD Attributable to Common Stockholders	$5,260	$3,882
EAD Attributable to Common Stockholders, per Diluted Share	$0.14	$0.11
GAAP Net Income (Loss) Per Share of Common Stock, per Diluted Share	$(0.05)	$0.14

Dollar amounts in thousands, except per share amounts.
1.
Excludes drop income on TBA dollar rolls of $419,000 and $167,000 and interest rate swap periodic interest income of $3.8 million and $4.4 million for the three-month periods ended March 31, 2026 and December 31, 2025, respectively.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which will be filed with the Securities and Exchange Commission. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of March 31, 2026 and its results of operations for the quarter ended March 31, 2026 will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 pm Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call.

A live webcast of the conference call will be available in the investor relations section of the Company’s website at www.chmireit.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. An online archive of the webcast will be available on the Company’s website for one year following the call.

To Participate in the Telephone Conference Call:
Participants may register for the conference call here. Once registered, dial-in information for the call will be made available.

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies and the Company’s ability to expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com